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                                                        Exhibit 10.10







November 18, 1996

Personal and Strictly Confidential
----------------------------------

Brian O'Higgins
2 Constellation Crescent
Nepean, Ontario

Dear Mr. O'Higgins,

As you are aware, we intend to reorganize the Secure Networks business in Canada and the U.S. into two subsidiaries. While it is anticipated that Entrust Technologies Inc., the U.S. parent company (the "Parent"), will be a majority-owned subsidiary of Nortel after the reorganization, there is no guarantee of Nortel majority ownership in the future. The principal objective of the intended reorganization is to unlock the market value of Secure Networks business by creating a structure to achieve long-term, sustainable growth.

We are writing on behalf of Nortel to express its intent to cause Entrust Technologies Limited, the Canadian subsidiary of Parent ("Entrust"), to offer you the position of Executive Vice President, Technology, reporting to John Ryan and initially located at the facility at 2 Constellation Crescent, Nepean, Ontario.

This offer of employment is conditional upon the completion of certain commercial arrangements relating to the intended reorganization and your continued employment with Nortel until that date. You will be notified when these arrangements are complete. It is anticipated that your employment with Nortel would end in the month of December 1996, and your employment with Entrust would commence thereafter.

Please note that any information relating to these commercial arrangements, including this letter, is considered confidential and should not be disclosed to anyone, other than your legal advisor, without express, prior authorization.

The principal elements of Entrust's offer are:

(Yen)     Position Responsibilities
          -------------------------

The nature of the position and your key responsibilities will be substantially the same as they are currently but may be supplemented by such other responsibilities as may be assigned from time to time.
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(Yen)     Base Salary
          -----------

Your initial Base Salary will be Cdn $130,000 per annum, paid bi-weekly. Your compensation and job performance will be reviewed on a periodic basis having regard to the compensation of others in the senior management of Parent and Entrust. Parent's Board of Directors shall be responsible for determining your compensation and any discretionary adjustments. Your compensation will be reviewed on or before March 31, 1997.

(Yen)     Annual Bonus
          ------------

Commencing January 1, 1997, you will be eligible to receive annually a discretionary award. Your initial target award is twenty-five (25) percent of your Base Salary, although Parent's Board of Directors may, in its discretion, award more or less based on its assessment of the achievement of corporate and individual goals.

(Yen)     Stock Plan
          ----------

You will be eligible to participate in a stock incentive plan. A copy of the Parent's draft 1996 stock incentive plan and draft incentive stock option agreement are attached for your review. The Parent's stock incentive plan, the incentive stock option agreement and any grant of options pursuant thereto are subject to the discretion of the Parent's Board of Directors.

When you join Entrust, you will be awarded stock options to purchase series A common stock of Parent equal to approximately 1.25% of the series A common stock of Parent on a fully diluted basis as at the date of the reorganization with an exercise price equal to the fair market value of the series A common stock on the day of grant. This award will be granted by Parent's Board of Directors following the anticipated completion of reorganization in December 1996. Details of the draft stock incentive plan are set out in the attached documents. "Series A common stock on a fully diluted basis as at the date of reorganization" gives effect to the (i) conversion of all the Parent's series B common stock into series A common stock, (ii) exchange of all Entrust's Exchangeable Special Shares for series A common stock and (iii) issuance of series A common stock upon the exercise of all options available to be granted to employees under the Parent's 1996 stock incentive plan.

For the purposes of determining the recommended award, it is assumed that the aggregate "employee pool" for series A common stock issuable upon the exercise of stock options will be approximately 15% of Parent's series A common stock on a fully diluted basis as at the date of the reorganization. Should the employee pool for stock, as determined by the Parent's Board of Directors, be greater than 15% as of the date of reorganization, your initial award of 1.25% will be adjusted pro-rata. Any subsequent issue of capital
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stock or increase in the "employee pool" beyond that set on the date of reorganization will dilute your ownership percentage.

Your stock options will have a vesting as outlined in the draft incentive stock option agreement. Your ability to sell the common stock received upon the exercise of the options will be subject to restriction.

Since your participation in the stock incentive plan may produce individual income tax consequences, you should consider obtaining independent financial advice.

(Yen)     Group Benefits
          --------------

You may apply for coverage under the group benefit plans that are, from time to time, provided. A list of the plans that are intended to be provided is attached. The initial insurance provider will be Great West Life. Enrollment eligibility and entitlement to benefits are subject to the terms of the plans.

(Yen)     Vacations
          ---------

Your annual vacation entitlement will be 4 weeks. Entrust will respect your outstanding and accrued vacation entitlement. Vacations may be taken at a mutually convenient time.

(Yen)     Conflict of Interest
          --------------------

You will be required to sign, as a condition of employment, an agreement relating to conflict of interest. A copy is enclosed for your review. Please take any necessary steps to ensure that you can execute this document on your first day of work. In addition, you agree to refrain from other business activities which, in Entrust's opinion, may prevent you from devoting substantially all of your time to Entrust's business.

(Yen)     Intellectual Property and Confidentiality
          -----------------------------------------

You will be required to sign, as a condition of employment, an agreement relating to intellectual property and confidentiality. A copy is attached for your review. You should be prepared to execute this document on your first day of work.

(Yen)     Termination
          -----------

Your employment with Entrust may be terminated as follows: (i) by your resignation upon your providing reasonable notice, in writing, to Entrust; or
(ii) by Entrust, without notice to you, for just cause; (iii) by Entrust with or without just cause, upon Entrust providing reasonable notice of termination, or pay in lieu thereof. Where termination is pursuant to subprovision (iii), and
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occurs within three (3) years of the commencement of your employment by Entrust,
Entrust shall treat you as though it had employed you continuously for 17.5 years, notwithstanding that your service date for all other purposes (except vacation calculation) will be the date of commencement of employment with Entrust.

In the event that Entrust terminates your employment on a without just cause basis, reasonable notice of termination, or pay in lieu thereof, will be no less than 12 months Base Salary, plus an allowance of Cdn$ 10,000 to replace benefits, inclusive of termination pay and severance pay pursuant to the Employment Standards Act (Ontario). If the payment is received as "pay in lieu thereof", such payment shall be a lump sum. Entrust will cooperate with a view to minimizing the individual tax consequences associated with the receipt of such termination payment.

(Yen)     Non-Competition and Non-Solicitation
          ------------------------------------

For a period of twelve (12) months following the termination of your employment with Entrust, regardless of how that termination may occur, you will not be employed by or engaged to supply services to any entity in Canada or the United States that is competitive with Parent's or Entrust's business. Further, you will not speak of Nortel's, Parent's or Entrust's business, or any of their employees, officers, or representatives in disparaging terms nor in any other negative way communicate about your employment with Entrust. In the event that a Court of competent jurisdiction should determine that this provision is unenforceable and severable, the parties agree that the Court shall, instead of severing the provision, modify its terms to the extent the Court considers necessary to render the provision enforceable.

This letter, together with the attached documents, will constitute the entire understanding of Entrust and you with respect to the offer of employment. We trust that the offer is satisfactory to you. To indicate your acceptance, please sign and date both of the enclosed originals of this letter and return one to me. The offer is open for acceptance until close of business, Tuesday, November 19, 1996. In the event you do not to accept this offer, Nortel will not offer continued employment in any other position.

Sincerely,

/s/ John A. Ryan

John A. Ryan
Vice-President and General Manager
Multimedia and Internet Solutions

Attach.
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I have read this letter and the attachments, and understand the terms and conditions of my employment with Entrust. My signature below signifies my voluntary acceptance of this offer of employment.


Signed:            /s/  Brian O'Higgins
                  ---------------------


Dated:             November 18, 1996
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Attachments:

(Yen)     stock incentive plan (draft)
(Yen)     incentive stock option agreement (draft)
(Yen)     conflict of interest agreement
(Yen)     intellectual property and confidentiality agreement
(Yen)     group benefits list